Exhibit 99.1

CION INVESTMENT CORPORATION ANNOUNCES THE REPAYMENT OF CERTAIN OUTSTANDING DEBT AND THE CLOSING OF A STRATEGIC JOINT VENTURE TRANSACTION

CION Repays in Full its Public Israel Series A Notes and JPMorgan Credit Facility

Consistent with its Ongoing Deleveraging Strategy

NEW YORK, NY (September 29, 2026) – CION Investment Corporation (NYSE: CION) (“CION”) announced today that it has repaid in full the outstanding $114.8 million aggregate principal amount of its public Israel Series A Unsecured Notes due 2026 (the “Series A Notes”), which were listed on the Tel Aviv Stock Exchange, and that its wholly-owned financing subsidiary, 34th Street Funding, LLC, has repaid in full all outstanding advances under and terminated its senior secured credit facility with JPMorgan Chase Bank, National Association (the “JPM Credit Facility”).

The Series A Notes were repaid at par plus accrued and unpaid interest on August 31, 2026. The repayment of approximately $200 million of outstanding advances under the JPM Credit Facility was completed on September 25, 2026, and all security interests on the assets of 34th Street Funding, LLC were released.

Also, on September 17, 2026, the Company closed a strategic joint venture transaction with certain institutional investors pursuant to which the parties formed Senior Loan Fund Partners, LLC to invest primarily in senior secured first lien loans to U.S. middle-market companies. The joint venture was capitalized with $125 million in senior secured notes issued by the joint venture and $59.7 million in membership interests in the joint venture. The combined proceeds were used by the joint venture to acquire a portfolio of senior secured first lien loans from the Company at fair market value consisting of 20 first lien loans with an aggregate par of approximately $180.3 million and an aggregate fair value of $180.0 million, resulting in an implied purchase price of 99.8% of par.

After giving effect to these transactions, the Company’s pro-forma estimated net leverage (defined as total debt outstanding less cash and cash equivalents and short-term investments, divided by net assets) as of June 30, 2026 would have decreased to approximately 1.35x.

Michael A. Reisner, co-Chief Executive Officer of CION, commented “For the last few months, we have preserved and allocated cash to implement our de-leveraging plan that we presented to shareholders during our second quarter earnings conference call.  We are pleased to inform shareholders that we were able to execute on our de-leveraging plan within our target date of September 30, 2026.”

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.8 billion in total assets as of June 30, 2026. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Current Report on Form 8-K related to the strategic joint venture, which CION filed with the SEC on September 17, 2026, as well as CION’s other reports filed with the SEC. A copy of CION’s Current Report on Form 8-K and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media and Investor Relations
general@cioninvestments.com

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